Exhibit 99.1

Power Integrations Names Nancy Erba as Chief Financial Officer

SAN JOSÉ, Calif. – November 18, 2025 – Power Integrations (Nasdaq: POWI) today announced that Nancy Erba will join the company as chief financial officer effective January 5, 2026. Ms. Erba brings more than 25 years of corporate finance experience, most recently as CFO at Infinera Corporation, a supplier of optical networking solutions and optical semiconductors, from 2019 through the company’s acquisition by Nokia earlier this year. From 2016 to 2019 she was CFO at Immersion Corporation, a leader in haptic touch technology. Earlier, she held a succession of increasingly senior leadership positions at Seagate Technology, including executive leadership roles in finance, business operations and corporate development.

Ms. Erba is a member of the board of directors and chair of the audit committee at PDF Solutions, a provider of data solutions for the semiconductor and electronics ecosystem. She holds an MBA from Baylor University and a bachelor’s degree in mathematics from Smith College.

Commented Jen Lloyd, president and CEO of Power Integrations: “We are delighted to welcome Nancy Erba to our executive leadership team. Nancy brings an outstanding track record of financial stewardship and shareholder value creation combined with deep experience in the technology sector, including key end markets such as data center. Her leadership will be instrumental as we sharpen our strategy and accelerate our growth.”

Ms. Erba stated: “I’m excited to join Power Integrations at such a pivotal time for the company. AI, electrification, and decarbonization are accelerating demand for innovative high-voltage semiconductors. Power Integrations is uniquely positioned with financial strength, an innovative culture, and transformative technologies such as PowiGaN™, to capitalize on this growth opportunity. I look forward to partnering with the team to build upon this solid foundation to drive sustainable growth and shareholder value.”

About Power Integrations

Power Integrations, Inc. is a leading innovator in semiconductor technologies for high-voltage power-conversion. The company’s products are key building blocks in the clean-power ecosystem, enabling the generation of renewable energy as well as the efficient transmission and consumption of power in applications ranging from milliwatts to megawatts. For more information please visit www.power.com.

Power Integrations, PowiGaN and the Power Integrations logo are trademarks or registered trademarks of Power Integrations, Inc. All other trademarks are property of their respective owners.

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Contact: Joe Shiffler Power Integrations, Inc. (408) 414-8528 jshiffler@power.com